EXHIBIT 99.1



                                                           [CITIGROUP INC. LOGO]



               CITIGROUP ANNOUNCES AGREEMENT TO SELL ITS 20% STAKE
                            IN SAMBA FINANCIAL GROUP


London, May 27, 2004 -- Citigroup (NYSE: C) announced today that it has reached agreement to sell its 20 percent stake in Samba Financial Group, formerly known as the Saudi American Bank, to the Public Investment Fund, a Saudi public entity. Citigroup will record an after tax gain on this sale of approximately $760 million, or 15 cents per share, in the second quarter of 2004.


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About Citigroup
Citigroup (NYSE: C), the preeminent global financial services company which has 200 million customer accounts and does business in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.



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Citigroup New York:
Leah C. Johnson
(21 2) 559-9446